Exhibit 99.1

Concord Names Dayton Semerjian to Executive Management Team as Head of Marketing

     MARLBORO, Mass.--(BUSINESS WIRE)--April 13, 2004--

        Technology Industry Veteran to Lead Company's Growth Initiatives
                      in Business Service Management Market

     Concord Communications, Inc. (NASDAQ: CCRD), an industry leader in optimizing IT services to drive business success, today announced that it has named Dayton Semerjian as Executive Vice President of Marketing. Semerjian comes to the role with more than 15 years of technology industry experience in areas ranging from market segmentation, demand generation, and corporate branding to product development, product marketing, and worldwide sales. In addition, he has served in senior positions at industry-leading technology companies, as well as early stage start-ups.
     "Dayton quickly impressed me with his passion for our business and his clear sense of direction for our future," stated Concord CEO Jack Blaeser. "His knowledge of our industry, deep understanding of technology marketing, and direct experience in developing profitable growth strategies made him a natural choice. By adding him to our seasoned management team, we strengthen our ability to execute on our large market opportunity. We are extremely pleased by this appointment."
     Prior to joining Concord, Semerjian ran the marketing and sales organizations of several leading technology companies, and consulted to others. As vice president of worldwide marketing at Shiva, Semerjian completely repositioned the company and drove revenue growth to more than $200 million. When Shiva was acquired by Intel Corporation, he was asked to run global marketing for the company's Wide Area Networking division, helping the unit grow to more than $300 million in annual sales. Earlier, he served as a strategy consultant at Mercer Management Consulting, where he focused on developing profitable growth strategies for companies in emerging industries. Semerjian earned his M.B.A. from Harvard Business School and his bachelor's degree in marketing from the University of Massachusetts.
     "Concord has a powerful value proposition and a tremendous market opportunity," commented Semerjian. "We have a large and loyal customer base, smart and committed employees, and a world-class set of products. That's a great foundation from which to take this company to the next level. I'm looking forward to doing just that."

     About Concord Communications, Inc.

     Concord Communications, Inc. (Nasdaq: CCRD) provides an integrated solution that enables companies to map their IT services to business needs, measure their actual end-user experience, and manage their applications, systems, and networks. More than 3000 companies worldwide rely on Concord's eHealth(R) Suite, and its components, to optimize IT services to drive business success. Based in Marlboro, Mass., Concord maintains offices around the globe, and can be found on the web at www.concord.com.

     Concord Communications, Inc., the Concord logo and eHealth are trademarks of Concord Communications, Inc. All other trademarks are the property of their respective owners.


     CONTACT: Concord Communications
              Eric Snow, 508-486-4508
              esnow@concord.com